Exhibit (h)(21)

SECOND AMENDMENT TO

MASTER REPURCHASE AGREEMENT

BETWEEN EACH INVESTMENT COMPANY IDENTIFIED

ON SCHEDULE VII.A OF THE

MASTER REPURCHASE AGREEMENT

DATED AS OF JANUARY 1, 2008 AND

STATE STREET CORPORATION/

STATE STREET BANK AND TRUST COMPANY

This Amendment (this “Amendment”), dated as of September 20, 2016, is between State Street Corporation and/or State Street Bank and Trust Company (collectively referred to as “State Street”) and each investment company identified on Schedule VII.A to the Master Repurchase Agreement between the parties dated as of January 1, 2008 (the “Funds”), as amended, as in effect on the date hereof prior to giving effect to this Amendment (the “Master Repurchase Agreement”). State Street and the Funds would like to amend the Master Repurchase Agreement as set forth herein.

For value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Master Repurchase Agreement in the following respect:

1. Definitions. All terms used herein and not otherwise defined shall have the meanings set forth in the Master Repurchase Agreement.

2. Amendment. The Agreement is hereby amended to remove State Street Corporation as a party.

3. Miscellaneous. Except to the extent specifically amended by this Amendment, the provisions of the Master Repurchase Agreement shall remain unmodified, and the Master Repurchase Agreement is ratified and affirmed as being in full force and effect. This Amendment, the Master Repurchase Agreement and the other documents and certificates referred to in the Master Repurchase Agreement constitute the entire understanding of the parties with respect to the subject matter thereof and supersede all prior and current understandings and agreements, whether written or oral. This Amendment shall be construed in accordance the laws of the State of New York.

4. Effective Date. This Amendment shall be effective as of the date first written above.

IN WITNESS WHEREOF, the parties hereto execute this Amendment as an instrument under seal by their duly authorized officers by affixing their signatures below.

STATE STREET CORPORATION/ STATE STREET BANK AND TRUST COMPANY	MASSMUTUAL SELECT FUNDS
By:/s/ Ricardo Crumble Name: Ricardo Crumble Title: Senior Vice President	By: /s/ Nicholas Palmerino Name: Nicholas Palmerino Title: CFO and Treasurer
MASSMUTUAL PREMIER FUNDS By: /s/ Nicholas Palmerino Name: Nicholas Palmerino Title: CFO and Treasurer	MML SERIES INVESTMENT FUND By: /s/ Nicholas Palmerino Name: Nicholas Palmerino Title: CFO and Treasurer
MML SERIES INVESTMENT FUND II By: /s/ Nicholas Palmerino Name: Nicholas Palmerino Title: CFO and Treasurer